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                                                                      Exhibit 5

                              August 7, 1996

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA  95134-1706

                  Re:  Cisco Systems, Inc. Registration Statement for
                        Offering of 9,193,337 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 4,636,356 shares of the common stock ("Common Stock") of Cisco Systems, Inc. (the "Company") issuable under the Stratacom, Inc. 1994 Stock Option Plan, (ii) 4,306,981 shares of Common Stock issuable under the Stratacom, Inc. 1986 Incentive Stock Option Plan, (iii) 110,000 shares of Common Stock issuable under the Stratacom, Inc. 1992 Directors' Stock Option Plan, and (iv) 140,000 shares of Common Stock issuable under the Stratacom, Inc. 1992 Employee Stock Purchase Plan (collectively, the "Plans"), as such Plans have been assumed by the Company on July 9, 1996. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Brobeck, Phleger & Harrison LLP
                                            BROBECK, PHLEGER & HARRISON LLP